Exhibit 10.1

August 15, 2007

In light of the recently completed private placement, Corgenix Medical Corporation and Barron Partners L.P. have discussed the application of the anti-dilution mechanisms in the Preferred Stock Purchase Agreement, Certificate of Designations, and Warrants executed in the series A Preferred Stock private placement dated December 28, 2005.

For adequate consideration, the receipt and sufficiency of which is hereby acknowledged, we agree as follows:

1.                                       As a result of the recently completed private placement of 2,900,000 shares of common stock at a sale price of $0.25/share, and the issuance of 2,900,000 common stock purchase warrants, the new Conversion Ratio is currently 3.22580645161, subject to further adjustment in the future upon further dilutive issuances of equity by Corgenix.

2.                                       The parties agree that the new Conversion Value (as defined in the Certificate of Designations and in the Preferred Stock Purchase Agreement) equals $0.31, subject to future adjustment as provided therein.  The reference to $0.35 in Section 6.13 of the Preferred Stock Purchase Agreement is hereby replaced with $0.31.

3.                                       The parties agree that the penultimate sentence of Section 7(d) of the Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock is deleted and replaced with the following:

“The Conversion Ratio in effect immediately prior to such issuance will be adjusted to a new Conversion Ratio calculated by multiplying the prior Conversion Ratio by a fraction:

The numerator of which is:

Number Of Shares Of Common Stock Actually Issued and Outstanding Immediately Prior to New Offering + Number of Shares of Common Stock Issuable Upon The Exercise Or Conversion Of All Options, Warrants And Convertible Securities Prior to New Offering + Number of Shares of Common Stock Issued in New Offering + Number of New Shares of Common Stock Issuable Upon Exercise or Conversion of Derivative Securities in New Offering + New Shares Issuable to RAM Investors After Application of Their Anti-Dilution Mechanism As a Result of New Offering

And the denominator of which is:

Number Of Shares Of Common Stock Actually Issued and Outstanding Immediately Prior to New Offering + Number of Shares of Common Stock Issuable Upon The Exercise Or Conversion Of All Other Options, Warrants And Other Convertible Securities Prior to New Offering”

4.                                       Corgenix will re-process Barron’s August 14, 2007 conversion at the new Conversion Ratio, 3.22580645161.

Corgenix Medical Corporation		Barron Partners LP

By:		By:	Barron Capital Advisors, LLC,
	Douglass T. Simpson		its General Partner
Chief Executive Officer
By:
Andrew Barron Worden
President